Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SALES FOR MARCH 2007 AND PROJECTS SECOND
QUARTER EARNINGS TO SIGNIFICANTLY EXCEED LAST YEAR AND TO BE
WITHIN PREVIOUS GUIDANCE RANGE

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Q2 Earnings Per Share (EPS) Projected at between $0.37 and $0.42 Per Share,
Versus Prior Year Q2 EPS of $0.09 Per Share

Philadelphia, PA, April 12, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced net sales for the month of March 2007 and announced that it projects second quarter earnings to significantly exceed last year’s second quarter earnings and to be within its previous guidance range for earnings for the second quarter of fiscal year 2007 ended March 31, 2007.

Net sales for the month of March 2007 increased 4.2% to $59.1 million from $56.8 million reported for the month of March 2006.  The increase in sales versus last year resulted primarily from an increase in comparable store sales, and increased sales from the Company’s licensed relationship and marketing partnerships.  Comparable store sales for March 2007 increased 3.6% (based on 1,419 locations) versus a comparable store sales increase of 2.2% (based on 1,016 locations) for March 2006.  The comparable store sales increase of 3.6% for March 2007 was favorably impacted by approximately 4 to 5 percentage points due to having five Saturdays in March 2007 compared to four Saturdays in March 2006, as well as the earlier timing of Easter compared to last year.  This 4 to 5 percentage point benefit to March’s sales will be offset by a projected 4 to 5 percentage point negative impact to April’s sales, due to having four Saturdays in April 2007 compared to five Saturdays in April 2006, as well as the earlier timing of Easter compared to last year.  During March 2007, the Company opened five stores, including two new multi-brand stores, and closed four stores, including three stores related to multi-brand store openings.  As of the end of March 2007, the Company operates 795 stores, 821 leased department locations and 1,616 total retail locations, compared to 831 stores, 728 leased department locations and 1,559 total retail locations operated at the end of March 2006.

Net sales decreased 0.5% to $143.9 million for the second quarter of fiscal 2007 ended March 31, 2007, from $144.6 million for the same period of the preceding year.  The slight decrease in sales versus last year resulted primarily from a decrease in comparable store sales, largely offset by increased sales from the Company’s licensed relationship and marketing partnerships.  Comparable store sales decreased 1.6% during the second quarter of fiscal 2007 (based on 1,412 locations) versus a comparable store sales increase of 1.4% during the second quarter of fiscal 2006 (based on 998 locations).  The comparable store sales decrease of 1.6% for the second quarter of fiscal 2007 was favorably impacted by approximately 1 percentage point due to having one more Saturday in this fiscal year’s second quarter compared to last year.  For the quarter ended March 31, 2007, the Company opened seven stores, including four multi-brand store openings, and closed 19 stores, with nine of the store closings related to multi-brand store openings.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are pleased with the improvement in our sales trend for March, as we finally experienced some typical seasonal weather after having experienced significantly colder weather than last year during the months of January and February.  We are also very pleased with our strong projected increase in second quarter earnings versus last year, and our ability to generate projected second quarter earnings within our previous earnings guidance range, despite weaker than planned sales for the quarter.  We project that our second quarter diluted earnings per share will be between $0.37 and $0.42 per share, a significant increase from the $0.09 diluted earnings per share for the second quarter of last year and within the earnings guidance range of between $0.32 and $0.50 per share (diluted) that we provided in our January 24, 2007 press release.  Our sales for the second quarter of fiscal 2007 were weaker than planned, but we believe our sales were hurt by significantly colder weather than last year in January and February, which hurt early sales of Spring merchandise.  It is important to note that during the second quarter of fiscal 2007 we continued to experience improvement in gross margin versus last year, with less price promotional activity compared to last year, as well as a continued reduction in our product costs.  Also, our earnings for the second quarter have benefited by reduced store closing expenses, reduced interest expense resulting from previous debt repayment, and continued tight expense controls.

“Looking forward, we continue to be optimistic about building on our strong fiscal 2006 results and delivering even stronger financial results for fiscal 2007 and beyond and continuing our strategic transition, as we expect to see sales and gross margin increases and expect to realize increased earnings contribution from our strategic initiatives, including increased contribution from our marketing partnerships, our leased department and licensed relationships, and the continued rollout of our multi-brand stores.  In addition, we expect that the previously announced redemption of our $90 million 11 1/4%

Senior Notes on April 18, 2007, with the proceeds of a $90 million Term Loan, will result in a decrease in annualized pre-tax interest expense of approximately $3.6 million, yielding an expected annualized increase to earnings per share of approximately $0.35 per share on an after-tax basis.  Also, as previously disclosed, we expect the redemption of the Senior Notes will result in a one-time “Loss on extinguishment of debt” of approximately $7.3 million on a pre-tax basis, or approximately $0.72 per share on an after-tax basis, with such charge to be recognized in our fiscal third quarter upon the redemption of the Senior Notes.

“We will report our results for our second quarter on April 24, 2007, at which time we will provide additional information related to our results for the second quarter and our future financial guidance, and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of March 31, 2007, Mothers Work operates 1,616 maternity locations, including 795 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases or refinancing, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.